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Exhibit 10.2

EDISON MISSION ENERGY
BV SALE SEVERANCE PLAN

TABLE OF CONTENTS

ARTICLE 1	ESTABLISHMENT, TERM, AND PURPOSE	1
1.1	Establishment of the Plan	1
1.2	Purpose of the Plan	1
ARTICLE 2	DEFINITIONS	1
ARTICLE 3	PARTICIPATION	4
3.1	Participation	4
3.2	Termination of Employment	4
3.3	Benefit Offset	4
3.4	Re-Employment	4
3.5	Notice of Termination	4
ARTICLE 4		5
4.1	Right to Severance Benefits	5
4.2	Severance Benefits.	5
4.3	Minimum Benefit for Designated Participants.	6
4.4	Timing and Manner of Payment of Severance Benefits	6
ARTICLE 5	TAXES	6
ARTICLE 6	EXCISE TAX GROSS-UP	7
6.1	Gross-Up Payment	7
6.2	Determination of Gross-Up	7
6.3	Notification	7
6.4	Underpayment and Overpayment	9
ARTICLE 7	PAYMENT OBLIGATIONS	10
7.1	Liability for Payment	10
7.2	Payment of Obligations Absolute	10
7.3	Unsecured General Creditor	10
7.4	Relationship to Other Plans	10
7.5	Other Benefit Plans	10
ARTICLE 8	RESOLUTION OF DISPUTES	11
8.1	Claim	11
8.2	Claim Decision	11
8.3	Request for Review	11
8.4	Review of Decision	11
ARTICLE 9	RESOLUTION OF DISPUTES—ARBITRATION	11
9.1	General	11
9.2	Arbitration of Claims	11
9.3	Discovery	12
9.4	Subpoenas	12
9.5	Designation of Witnesses	13
9.6	Application of Federal Law	13
ARTICLE 10	SUCCESSORS AND ASSIGNMENT	13
10.1	Successors to the Company	13
10.2	Assignment by the Participant	13
ARTICLE 11	ADMINISTRATION OF THE PLAN	13
11.1	Committee Action	13
11.2	Powers and Duties of the Committee	13
11.3	Construction and Interpretation	14
11.4	Information	14
11.5	Compensation, Expenses and Indemnity	14

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ARTICLE 12	MISCELLANEOUS	14
12.1	Release Agreement	14
12.2	Term of the Plan	14
12.3	Employment Status	15
12.4	Beneficiaries	15
12.5	Payments on Behalf of Persons Under Incapacity	16
12.6	Gender and Number	16
12.7	Severability	16
12.8	Modification	16
12.9	Notice	16
12.10	Applicable Law	16
12.11	WARN Act	16
12.12	No Sale Obligation	16

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EDISON MISSION ENERGY
BV SALE SEVERANCE PLAN

ARTICLE 1
ESTABLISHMENT, TERM, AND PURPOSE

        1.1    Establishment of the Plan.    Edison Mission Energy hereby establishes a severance plan to be known as the "Edison Mission Energy BV Sale Severance Plan" (the "Plan"). This Plan shall become effective February 19, 2004 (the "Effective Date"). This Plan is intended to be an "employee benefit plan" within the meaning of Section (3) of the Employee Retirement Income Security Act of 1974, as amended.

        1.2    Purpose of the Plan.    The purpose of this Plan is to provide key employees of the Employers with an incentive to remain in the employ of their respective Employers through the completion of a sale of MEC International, BV ("BV") and to provide for continuity in the management and operations of the Employers (as such term is defined below) during such time by offering certain employment protection and financial security in the event that their employment is terminated by their respective Employers without Cause (as such term is defined below) or by the key employees for Good Reason during the term of the Plan (as such term is defined below).

ARTICLE 2
DEFINITIONS

        Whenever used in this Plan, the following terms shall have the meanings set forth below (such defined terms are in addition to the defined terms set forth above) unless the context clearly indicates to the contrary:

  (a)
  "Base Salary" means the Participant's base salary of record for benefit purposes paid to a Participant by the Company and/or one or more Employers (whether or not deferred), but excludes (1) incentive, retention, signing or other bonus compensation and (2) any other form of compensation or benefit.

  (b)
  "Beneficiary" means the persons or entities designated or deemed designated by a Participant pursuant to Section 12.4.

  (c)
  "Board" means the Board of Directors of the Company.

  (d)
  "BV Sale" means one or more transactions outside of the ordinary course that amount, in the aggregate, to a sale of all or substantially all of the assets or interests of BV, provided that a transaction included in the BV Sale must be specifically approved by the Board in advance of the consummation of the BV Sale. For purposes of this definition, "substantially all" shall mean stock or interests in and assets of BV (including stock and interests in Subsidiaries) (including EcoElectrica) representing or generating at least 90% of BV's 2003 revenue base as set forth in the attached Exhibit A; provided that the Board may, in its discretion, lower the 90% threshold in light of all circumstances existing at the time of the sale and the degree to which the Company has exited the international market; and provided further, that for purposes of this definition, the assets of the BV shall be deemed to include the interest of Mission Energy Wales (U.S.) in the Mission Hydro Ltd. Partnership (UK);

  (e)
  "Cause" means the occurrence of any one or more of the following:

  (1)
  The Participant's conviction for, or pleading guilty or nolo contendere to, committing an act of fraud, embezzlement, theft, or other act constituting a felony;

  (2)
  A significant adverse change in the Participant's performance of his or her duties (which duties shall include, but not be limited to, the Participant's customary duties as well as any reasonable duties that may be assigned to him or her to help effect the BV Sale), including but not limited to a failure to comply with the Company's policies and instructions regarding the BV Sale and the confidentiality of certain information related thereto; or

    (2)
    The willful engaging by the Participant in misconduct that: (i) if the event giving rise to the termination of the Participant's employment occurs before the sale of the Participant's Employer or while the Participant is otherwise employed by an Employer, is in violation of the Company's and/or the Participant's Employer's policies and practices applicable to the Participant from time to time; or (ii) if the event giving rise to the termination of the Participant's employment occurs after the sale of the Participant's Employer when the Participant is no longer employed by an Employer, would have resulted in the termination of the Participant's employment by the Company or the Participant's Employer under the Company's and/or the Participant's Employer's policies and practices applicable to the Participant in effect immediately prior to such sale. However, no act or failure to act, on the Participant's part, shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and his or her Employer.

  (f)
  "COBRA" means the health care continuation coverage requirements set forth in Section 4980B of the Code.

  (g)
  "Code" means the United States Internal Revenue Code of 1986, as amended.

  (h)
  "Committee" means the Board or one or more committees appointed by the Board.

  (i)
  "Company" means Edison Mission Energy, a Delaware corporation, or any successor thereto as provided in Section 10.1.

  (j)
  "Deferred Stock Unit" means an award granted by Edison International, the Company or an Employer in the form of a bookkeeping entry which serves as a measurement relative to shares of Edison International common stock for purposes of determining the payment, in cash or stock at some time after vesting, of the award.

  (k)
  "Disability" shall mean, for all purposes of this Plan, the Participant's eligibility for benefits under his or her Employer's long-term disability plan applicable to the Participant, as determined by the Employer.

  (l)
  "Dividend Equivalent" means a dividend equivalent granted by Edison International, the Company or an Employer in connection with a Stock Option grant.

  (m)
  "EDCP" means the Edison International Executive Deferred Compensation Plan, as amended from time to time. EDCP shall not include the Edison International Affiliate Option Deferred Compensation Plan, the OGDP, or any other nonqualified deferred compensation plan.

  (n)
  "EIX Severance Plan" means the Edison International Executive Severance Plan.

  (o)
  "Employer" means the Company or any Subsidiary or affiliated business of the Company that employs the Participant.

  (p)
  "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

  (q)
  "Executive Incentive Award" means the annual incentive bonus, if any, paid to the Participant by his or her Employer(s) (or deferred by the Participant) under the Edison International Executive Incentive Compensation Plan or any similar successor plan. Executive Incentive Award does not include special retention bonus, signing bonus, one-time or special project bonus, or any other form of bonus, or any other form of compensation or benefit.

  (r)
  "Executive Retirement Plan" means the Southern California Edison Company Executive Retirement Plan, as amended from time to time, or any similar or successor plan sponsored by an Employer.

  (s)
  "Good Reason" means, without the Participant's express written consent, a material reduction by the Participant's Employer of the aggregate value of the compensation (including current compensation and long-term incentive opportunities) and benefits paid and provided, as the case may be to the Participant; provided, however, that in no event shall the BV Sale or a sale of the Participant's Employer, in and of itself, constitute a reduction of compensation or long-term incentive award opportunities.

  (t)
  "Minimum Benefit Percentage" means, if benefits are triggered under this Plan, the minimum benefit to which certain designated Participants may become entitled pursuant to Section 4.3.

  (u)
  "OGDP" means the Edison International Option Gain Deferral Plan, as it may be amended from time to time.

  (v)
  "Participant" means any person who is a participant in this Plan as determined in accordance with Article 3.

  (w)
  "Performance Shares" means an award of units denominated as "performance shares," the value of which is based on the value of a related number of shares of Edison International stock and the earn-out of which is based on the passage of time or the attainment of one or more performance criteria. However, Stock Options, Dividend Equivalents, and Deferred Stock Units granted or credited under or in accordance with Edison International's Affiliate Option Exchange Offer, any other offer by Edison International, the Company or an affiliate to exchange outstanding awards, or any plan of deferred compensation maintained by the Company or an Employer shall not be deemed to be Performance Shares.

  (x)
  "Purchaser" means any person or entity or affiliate thereof that has purchased all or any part of the assets or interests of BV outside the ordinary course in a transaction that is included in the BV Sale.

  (y)
  "Qualifying Severance Event" means, as to a Participant, the occurrence of either of the following events during the term of the Plan:

  (1)
  A termination of the Participant's employment by his or her Employer, without the Participant's consent, for reasons other than Cause (and other than due to the Participant's death or Disability); or

  (2)
  A termination of employment by the Participant for Good Reason.

  (z)
  "Severance Benefit" means the severance benefit set forth in Article 4 of this Plan.

  (aa)
  "Severance Date" means, in the case of a Participant who becomes entitled to benefits under this Plan, the last day that the Participant is actually employed by an Employer in connection with the event that entitles the Participant to such benefits.

  (bb)
  "Similar Position" means employment with a Purchaser with a compensation package that would not, if offered to the Participant by his or her Employer while he or she was an employee of an Employer, have permitted the Participant to terminate his or her employment with the Employer for Good Reason. If a Participant accepts employment with a Purchaser, he or she shall be precluded from claiming that such employment fails to qualify as a Similar Position.

  (cc)
  "Stock Option" means an option granted by Edison International, the Company or an Employer to purchase shares of Edison International stock.

  (dd)
  "Stock Option Retention Exchange" means the exchange on November 29, 2001, pursuant to a Participant's election, of Stock Options for Deferred Stock Units.

  (ee)
  "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3
PARTICIPATION

        3.1    Participation.    The Company's management, in its sole discretion, shall determine those employees of an Employer who will be Participants in the Plan and the benefits to which each Participant may become eligible to receive under the Plan. In order to participate in the Plan, each Participant must promptly sign and return to the Company a participation agreement in the form provided by the Company (a "Participation Agreement"), which shall set forth whether the Participant may become eligible for a Severance Benefit under the Plan, the definitions of the components of the Severance Benefit to which the Participant may become entitled to receive, the Participant's Minimum Benefit Percentage, if applicable, and additional details about the Plan.

        3.2    Termination of Employment.    Notwithstanding anything else contained herein to the contrary, a Participant shall not be deemed to have terminated employment if his or her employment by an Employer terminates but he or she continues as an employee of another Employer.

        3.3    Benefit Offset.    Notwithstanding anything else contained herein to the contrary, any benefits otherwise payable or deliverable under this Plan to a Participant shall be offset or reduced by the amount of severance benefits payable or deliverable to the Participant under any other redundancy, severance or other plan, program, or agreement (including, without limitation, any employment agreement) of or with the Company, the Participant's Employer, or their respective affiliates whether contractual, statutory or otherwise (to the extent the Participant remains entitled to any such benefits after giving effect to the Participant's agreement to waive his or her entitlement to such benefits pursuant to his or her Participation Agreement); provided, however, that any benefits payable to a Participant under this Plan shall not be offset or reduced by the amount of any benefits payable to such Participant under the Company's Sale Incentive Plan or the Company's BV Sale Retention Plan, except to the extent that any amounts payable to a Participant under the Sale Incentive Plan and/or BV Sale Retention Plan are included in the calculation of the Participant's minimum benefit (if applicable) pursuant to Section 4.3.

        3.4    Re-Employment.    Notwithstanding anything else contained herein to the contrary, a Participant shall have no right to benefits hereunder with respect to a termination of his or her employment if, in connection with such termination, he or she is otherwise entitled to benefits under this Plan but, prior to the payment or delivery (or commencement of payment or delivery, as the case may be) of such benefits, the Participant becomes re-employed by his or her Employer or by another Employer or by any other affiliate of the Company. Notwithstanding anything else contained herein to the contrary, a Participant's right to continuing or additional benefits under this Plan shall automatically terminate (but the Participant shall have no obligation to re-pay benefits previously paid) if the Participant becomes re-employed by his or her Employer or by another Employer or by any other affiliate of the Company. If a Participant is re-employed and his or her employment is subsequently terminated and the Participant again becomes entitled to benefits under the terms of this Plan in connection with such later termination of employment, the amount of payments otherwise payable to the Participant hereunder in connection with such later termination of employment shall be reduced by the amount of any payments paid under this Plan to the Participant in connection with any prior termination of his or her employment.

        3.5    Notice of Termination.    Any termination of a Participant's employment by his or her Employer for Cause or by a Participant for Good Reason shall be communicated by Notice of

Termination. For purposes of this Plan, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision or provisions in this Plan relied upon. The Notice of Termination shall be effective on the date specified in Section 12.9 of this Plan.

ARTICLE 4
SEVERANCE BENEFITS

        4.1    Right to Severance Benefits.    Subject to Section 12.1, a Participant shall be entitled to receive from the Company, for and on behalf of the Participant's Employer, the applicable Severance Benefits described in this Article 4 if, during the term of the Plan, the Participant incurs a Qualifying Severance Event. If a Participant's employment by his or her Employer terminates for any reason other than a Qualifying Severance Event, then such Participant shall not be entitled to any Severance Benefits hereunder. If more than one Qualifying Severance Event occurs with respect to a Participant, such events shall constitute a single Qualifying Severance Event and the provisions of this Article 4 shall apply with respect to the Participant only once. A Participant's continued employment shall not constitute a consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason for purposes of determining if a Qualifying Severance Event has occurred with respect to the Participant.

        4.2    Severance Benefits.

          4.2.1    If a Participant becomes entitled to receive Severance Benefits in accordance with Section 4.1 and such Participant is not offered a Similar Position at a Purchaser within 30 days after the Severance Date, then such Participant shall become entitled to the following benefits, each of which is defined in Exhibit C to such Participant's Participation Agreement: (a) a Cash Severance Benefit, (b) a Pro-Rata Bonus Payment, (c) an Outplacement Benefit and (d) Non-Cash Severance Benefits.

          4.2.2    If a Participant becomes entitled to receive Severance Benefits in accordance with Section 4.1 and such Participant is offered a Similar Position at a Purchaser within 30 days after the Severance Date (whether or not he or she accepts such Similar Position), then such Participant shall become entitled to the following benefits, each of which is defined in Exhibit C to such Participant's Participation Agreement: (a) a Pro-Rata Bonus Payment and (b) Non-Cash Severance Benefits.

          4.2.3    Notwithstanding the foregoing, if a Participant become entitled to Severance Benefits under Section 4.2.2 and not 4.2.1 and such Participant accepts such Similar Position, but within 12 months after he or she accepts such Similar Position, his or her employment with such Purchaser is either terminated by the Purchaser for any reason other than for Cause or by such Participant for Good Reason, then his or her Severance Benefit shall be adjusted in accordance with the next sentence. In addition to the benefits set forth in the first sentence Section 4.2.2, such Participant shall become entitled to the following benefits, each of which is defined in Exhibit C to such Participant's Participation Agreement: (i) a Cash Severance Benefit, calculated as though a Similar Position was not offered to such Participant and the benefit became payable upon his or her Severance Date and (ii) an Outplacement Benefit; provided that the amount of such benefits, if triggered, shall be reduced by the amount of severance benefits payable or deliverable to the Participant under any severance plan, policy, program or agreement of the Purchaser or any of its affiliates. The Board shall make the determination of whether a termination of a Participant's employment by a Purchaser qualifies as a termination for Cause, or whether a termination of employment with a Purchaser by the Participant qualifies as a termination for Good Reason, and in such context shall treat the Purchaser as the Employer for purposes of the definition of such term.

        4.3    Minimum Benefit for Designated Participants.

          4.3.1    The Company's management, in its sole discretion, shall determine if a Participant shall be entitled to receive a minimum Plan benefit pursuant to this Section 4.3 and, and with respect to each such Participant, his or her Minimum Benefit Percentage. Each Participant's Participation Agreement will indicate whether the Participant is subject to this Section 4.3 and will set forth the Participant's Minimum Benefit Percentage, if applicable, which may vary amongst Participants.

          4.3.2    If a Participant who has been designated as eligible to receive a minimum Plan benefit under this Section 4.3 becomes entitled to a Cash Severance Benefit pursuant to Section 4.2, then the sum of the participant's Cash Severance Benefit, any Pro-Rata Bonus Payment, any amount payable to such Participant under the Company's Sale Incentive Plan, any other severance benefits payable to the Participant under local law or otherwise (including without limitation, any severance paid to the Participant by a Purchaser or any of its affiliates in the circumstances contemplated by Section 4.2.3), without duplicating any offset of benefits as provided for in Section 3.3, and any amount payable to such Participant under the Company's BV Sale Retention Plan, must be at least equal to the Participant's Minimum Benefit Percentage of the Participant's annualized rate of Base Salary in effect immediately prior to the Participant's Severance Date. If such minimum amount is not satisfied, the Company, for and on behalf of the Participant's Employer, shall increase such Participant's Cash Severance Amount by the amount of the shortfall as a supplemental benefit paid on the same terms as the Cash Severance Amount. To the extent that such an increase is made and the Participant later becomes entitled to benefits with respect to the Sale Incentive Plan, BV Sale Retention Plan or additional benefits with respect to this Plan (in either case, to the extent that such benefits were not included in the calculation of the initial shortfall amount), then the amount by which the Cash Severance Amount was increased for the shortfall will offset any such benefits otherwise due to the Participant.

        4.4    Timing and Manner of Payment of Severance Benefits.    Any Pro-Rata Bonus Payment shall be paid by the Company to the Participant (or his or her Beneficiary) in the form of a single lump sum cash payment within 60 days after the Participant's Severance Date. Any Cash Severance Benefit shall be paid by the Company, for and on behalf of the participant's Employer, to the Participant (or his or her Beneficiary) in the form of a single lump sum cash payment within 60 days after the Participant's Severance Date or in a series of substantially equal payments (without interest), no less frequently than monthly, over a period not to exceed 12 months, with the first payment to commence upon the first day of the month immediately following the Participant's Severance Date. The Company shall determine, in its sole discretion, whether such Cash Severance Benefit shall be paid in the form of a single lump sum or a series of installments. Subject to Section 7.1, any Outplacement Benefit and Non-Cash Severance Benefit, as applicable to the Participant, shall be paid in accordance with the terms set forth in Exhibit C to the Participant's Participation Agreement.

ARTICLE 5
TAXES

        The Company and/or the Participant's Employer, as applicable, has the right to withhold from any amount otherwise payable to a Participant under or pursuant to this Plan the amount of any taxes or other statutory deductions that the Company or such Employer may legally be required to withhold with respect to such payment (including, without limitation, any United States Federal taxes, and any other foreign, state, city, or local taxes). In the event that tax withholding is required with respect to amounts or benefits payable or deliverable by the Company or the Participant's Employer to a Participant and the Company or the Employer cannot satisfy its tax withholding obligations in the manner described in the preceding sentence, the Company or the Employer may require the Participant to pay or provide for the payment of such required tax withholding as a condition to the payment or delivery of such amounts or benefits.

        Each Participant, former Participant and Beneficiary shall be solely responsible for all income and employment taxes arising in connection with participation in this Plan or benefits hereunder.

ARTICLE 6
EXCISE TAX GROSS-UP

        6.1    Gross-Up Payment.    In the event it is determined (pursuant to Section 6.2) or finally determined (as defined in Section 6.3(c)) that any payment, distribution, transfer, or benefit by the Company, or a direct or indirect subsidiary or affiliate of the Company, to or for the benefit of the Participant or the Participant's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Article 6) (each a "Payment" and collectively the "Payments") is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to the Participant (or to the applicable taxing authority on the Participant's behalf) an additional cash payment (hereinafter referred to as the "Gross-Up Payment") equal to an amount such that after payment by the Participant of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put the Participant in the same position as the Participant would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

        6.2    Determination of Gross-Up.

  (a)
  Except as provided in Section 6.3, the determination that a Payment is subject to an Excise Tax shall be made in writing by the principal certified public accounting firm then retained by the Company to audit its annual financial statements (the "Accounting Firm"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Company, the Participant's Employer and the Participant.

  (b)
  For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by the Participant and shall also include the Participant's share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the date of his or her Qualifying Severance Event, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

        6.3    Notification.

  (a)
  The Participant shall notify the Company and his or her Employer (if other than the Company) in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after the Participant receives written notice of such claim and shall apprise the Company and his or her Employer of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by the Participant to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of the Participant's rights under this Article 6 except to the extent of actual damages suffered by the Company as a result of such failure. The Participant shall not pay such claim prior to the expiration of the 15-day period following the date on which the Participant gives such notice to the Company and his or her Employer (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company or the Participant's Employer notifies the Participant in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, the Participant shall:

    (1)
    give the Company and the Participant's Employer any information reasonably requested by the Company or the Participant's Employer relating to such claim;

    (2)
    take such action in connection with contesting such claim as the Company or the Participant's Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company or the Participant's Employer;

    (3)
    cooperate with the Company and the Participant's Employer in good faith in order effectively to contest such claim; and

    (4)
    permit the Company and the Participant's Employer to participate in any proceedings relating to such claim;

  provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

  (b)
  Without limitation on the foregoing provisions of this Section 6.3, and to the extent its actions do not unreasonably interfere with or prejudice the Participant's disputes with the Taxing Authority as to other issues, the Company and the Participant's Employer shall control all proceedings taken in connection with such contest and, in its or their reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct the Participant to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company or the Participant's Employer shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to the Participant, and the Company's and the Participant's Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Participant shall be entitled to settle or contest, as the case may be, any other issue.

  (c)
  If, after receipt by the Participant of an amount advanced by the Company pursuant to Section 6.3(a), the Participant receives any refund with respect to such claim, the Participant shall (subject to the Company's compliance with the requirements of this Article 6) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by the Participant in connection with such advance, after giving effect to such repayment. If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 6.3(a), it is finally determined that the Participant is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

  (d)
  For purposes of this Article 6, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (1) the expiration of the 15-day period referred to in Section 6.3(a) if the Company or the Participant's Employer has not notified the Participant that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by the Participant and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by the Participant of notice from the Company or the Participant's Employer that it no longer seeks to pursue a contest (which shall be deemed received if the Company or the Participant's Employer does not, within 15 days following receipt of a written inquiry from the Participant, affirmatively indicate in writing to the Participant that the Company or the Participant's Employer intends to continue to pursue such contest).

        6.4    Underpayment and Overpayment.    It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an "Underpayment"). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an "Overpayment"). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 6.2. In the event of an Underpayment, the amount of any such Underpayment shall be paid to the Participant as an additional Gross-Up Payment. In the event of an Overpayment, any such Overpayment shall be treated for all purposes as a loan to the Participant with interest at the applicable Federal rate provided for in Section 1274(d) of the Code. In such case, the amount of the loan shall be subject to reduction to the extent necessary to put the Participant in the same after-tax position as if such Overpayment were never made. The amount of any such reduction to the loan shall be determined by the Accounting Firm in accordance with the principles set forth in Section 6.2. The Participant shall repay the amount of the loan (after reduction, if any) to the Company as soon as administratively practicable after the Company or the Participant's Employer notifies the Participant of (a) the Accounting Firm's determination that an Overpayment was made and (b) the amount to be repaid.

ARTICLE 7
PAYMENT OBLIGATIONS

        7.1    Liability for Payment.    Except for the benefits related to Performance Shares, Deferred Stock Units, Stock Options and/or Dividend Equivalents which shall be paid by the appropriate entity as determined under the provisions of the incentive plan under which the award was granted, and in the case of benefits payable under Article 4 hereof, the Company, for and on behalf of the Participant's Employer, shall be liable for the payment of benefits under this Plan with respect to each Participant.

        7.2    Payment of Obligations Absolute.    Subject to the Participant's compliance with Section 12.1 and the agreement contemplated thereby and subject to Section 3.4 and Article 5, the Company's obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Participant or anyone else except as provided in Section 3.3 and/or Section 3.4. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Participant or from whomsoever may be entitled thereto, for any reasons whatsoever, except as otherwise provided in Section 3.4, Article 6, or Article 9 and subject to the Participant's compliance with Section 12.1 and the agreement contemplated thereby.

        Participants shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Plan, and the obtaining of any such other employment shall in no event effect any reduction of the Company's obligations to make the payments and arrangements required to be made under this Plan.

        7.3    Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust, or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

        7.4    Relationship to Other Plans.    By accepting participation in this Plan, each Participant (a) consents to the payment terms set forth in this Plan, (b) agrees that this Plan amends the otherwise inconsistent terms of any Company or Employer compensation, incentive, benefit or perquisite plan or program, and (c) agrees that such sections of this Plan will control to the extent that any inconsistency may exist between those sections and the terms of any Company or Employer compensation, incentive, benefit or perquisite plan, policy or program.

        7.5    Other Benefit Plans.    All payments, benefits and amounts provided under this Plan shall be in addition to and not in substitution for any pension rights under the Company's or other Employer's tax-qualified pension plan in which the Participant participates, and any disability, workers' compensation or other Company or other Employer benefit plan distribution that a Participant is entitled to, under the terms of any such plan, at the time his or her employment by his or her Employer terminates. Notwithstanding the foregoing, this Plan shall not create an inference that any duplicate payments shall be required. Payments received by a person under this Plan shall not be deemed a part of the person's compensation for purposes of determining the person's benefits under any employee welfare, pension or other benefit plan or arrangement, if any, provided by an Employer, except where explicitly provided under the terms of such plan or arrangement.

ARTICLE 8
RESOLUTION OF DISPUTES

        8.1    Claim.    A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the Committee at the Company's principal place of business.

        8.2    Claim Decision.    Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for special circumstances.

        If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of this Plan on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (e) the time limits for requesting a review under Section 8.3.

        8.3    Request for Review.    Within 60 days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Committee review the determination. Such request must be addressed to the Committee, at the Company's principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee.

        8.4    Review of Decision.    Within 60 days after the Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty days after receipt of the request for review.

ARTICLE 9
RESOLUTION OF DISPUTES—ARBITRATION

        9.1    General.    A Participant or Beneficiary must complete the claims procedure described in Article 8 before submitting any claim or controversy arising out of or in connection with this Plan to arbitration as described below in this Article 9.

        9.2    Arbitration of Claims.    The Company, the Participant, and the Participant's Employer hereby consent to the resolution by mandatory and binding arbitration of all claims or controversies arising out of or in connection with this Plan and/or the Exhibits hereto that the Company or the Participant's Employer may have against the Participant, or that the Participant may have against the Company, his or her Employer, or against either of their officers, directors, employees or agents acting in their capacity as such. Each party's promise to resolve all such claims or controversies by arbitration in accordance with this Plan rather than through the courts is consideration for the other party's like promise. It is further agreed that the decision of an arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the Company, the Participant, and the Participant's Employer and that judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

        All expenses of such arbitration, the reasonable fees and expenses of the counsel for the Participant, shall be advanced and borne by the Company or the Participant's Employer; provided,

however, that if it is finally determined that the Participant did not commence the arbitration in good faith and had no reasonable basis therefore or that the Participant failed to comply with Section 12.1 or breached the agreement contemplated thereby, the Participant shall repay all advanced fees and expenses and shall reimburse the Company and the Participant's Employer for their reasonable legal fees and expenses in connection therewith.

        Except as otherwise provided in this procedure or by mutual agreement of the parties, any arbitration shall be administered by a sole arbitrator in accordance with the then-current arbitration and mediation rules of the Judicial Arbitration & Mediation Services, Inc. ("JAMS" or the "Tribunal"). The arbitration shall be held in Los Angeles, California, or at a mutually agreeable location. Pre-hearing and post-hearing procedures may be held by telephone or in person, as the arbitrator deems necessary.

        The arbitrator shall be selected as follows: if the parties cannot agree on an arbitrator, the Tribunal shall then provide the names of nine available arbitrators experienced in business employment matters along with their resumes and fee schedules. Each party may strike all names on the list it deems unacceptable. If more than one common name remains on the list of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of the parties, the Tribunal shall furnish an additional list or lists until an arbitrator is selected.

        The arbitrator shall interpret this Plan, any applicable Company or Employer policy or rules and regulations, any applicable substantive law (and the law of remedies, if applicable), or applicable federal law; provided, however, if arbitration is brought after the claim or controversy has been submitted for review by the Committee in accordance with Article 8, the arbitrator shall defer to the Committee's interpretations of the Plan and such policies, rules, and regulations so long as the Committee has not abused its discretion hereunder. In reaching his or her decision, the arbitrator shall have no authority to change or modify any lawful Company or Employer policy, rule or regulation, or this Plan. The arbitrator, and not any federal, state or local court or agency, shall have exclusive and broad authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Plan, including but not limited to, any claim that all or any part of this Plan is voidable.

        The arbitrator shall have authority to entertain a motion to dismiss and/or motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. Following the completion of the arbitration, the arbitrator shall issue a written decision disclosing his or her essential findings and conclusions upon which the award is based.

        Neither the Company, the Participant or the Participant's Employer shall be entitled to join or consolidate claims in arbitration by or against other Participants or arbitrate any claim as a representative or member of a class or in a private attorney general capacity.

        9.3    Discovery.    Each party shall have the right to take the deposition of one individual and any expert witness(es) designated by another party. Each party shall also have the opportunity to obtain documents from another party through one request for production of documents. Additional discovery may be had only when the arbitrator so orders upon a showing of substantial need. Any disputes regarding depositions, requests for production of documents or other discovery shall be submitted to the arbitrator for determination.

        9.4    Subpoenas.    Each party shall have the right to subpoena witnesses and documents for the arbitration hearing by requesting a subpoena from the arbitrator. Any such request shall be served on all other parties, who shall advise the arbitrator in writing of any objections that the party may have to issuance of the subpoena within ten calendar days of receipt of the request.

        9.5    Designation of Witnesses.    At least thirty calendar days before the arbitration, the parties must exchange lists of witnesses, including any expert(s), and copies of all exhibits intended to be used at the arbitration.

        9.6    Application of Federal Law.    Notwithstanding any other choice of law provision in this Plan, this arbitration provision shall be governed by the procedural and substantive provisions of the Federal Arbitration Act, 9 U.S.C., Sec. 1 et. seq.

ARTICLE 10
SUCCESSORS AND ASSIGNMENT

        10.1    Successors to the Company.    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof (the business and/or assets of which constitute at least fifty percent (50%) of the total business and/or assets of the Company after the BV Sale) to expressly assume and agree to perform the Company's obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

        10.2    Assignment by the Participant.    None of the benefits, payments, proceeds or claims of any Participant shall be subject to any claim of any creditor and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor, nor shall any such Participant have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise, under this Plan. Notwithstanding the foregoing, benefits that are in pay status may be subject to a court order of garnishment or wage assignment, or similar order, or a tax levy. This Plan shall inure to the benefit of and be enforceable by each Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant's Beneficiary in accordance with the terms of this Plan.

ARTICLE 11
ADMINISTRATION OF THE PLAN

        11.1    Committee Action.    The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

        11.2    Powers and Duties of the Committee.    The Committee shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the power and authority to do the following:

  (a)
  To determine eligibility for and participation in this Plan;

  (b)
  To construe and interpret the terms and provisions of this Plan;

  (c)
  To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the amount of withholding taxes to be deducted pursuant to Article 5;

  (d)
  To maintain all records that may be necessary for the administration of this Plan;

  (e)
  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

  (f)
  To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and

  (g)
  To appoint a plan administrator or any other agent (which may include, without limitation, one or more employees of the Company), and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

        11.3    Construction and Interpretation.    The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, including whether, for purposes of the Plan, a termination of a Participant's employment has been with or without Cause or for Good Reason, which interpretation or construction shall be final and binding on all parties, including but not limited to each Employer and any Participant or Beneficiary. The Committee shall administer such terms and provisions in full accordance with any and all laws applicable to this Plan.

        11.4    Information.    To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

        11.5    Compensation, Expenses and Indemnity.    The members of the Committee shall serve without additional compensation for their services hereunder beyond that which they are entitled as authorized by the Board. The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. The Company shall pay expenses and fees in connection with the administration of this Plan. To the extent permitted by applicable law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board and each member thereof, and delegates of the Committee who are employees of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

ARTICLE 12
MISCELLANEOUS

        12.1    Release Agreement.    Notwithstanding anything else contained herein to the contrary, the Company's obligation to pay benefits to a Participant is subject to the condition precedent that the Participant execute a valid and effective Release Agreement in the form (or forms, if applicable) attached to the Participant's Participation Agreement (or such other form (or forms) as the Committee may require) and such executed agreement is received by the Company no later than 60 days after the Participant's Severance Date and is not revoked by the Participant or otherwise rendered unenforceable by the Participant.

        12.2    Term of the Plan.    This Plan will commence on the Effective Date and shall continue in effect through the first to occur of (1) July 1, 2005 or (2) a determination by the Board that a BV Sale is not reasonably expected to occur on or before July 1, 2005; provided that the Board may, in its discretion, extend the term of the Plan beyond such date. Notwithstanding the preceding sentence, the Plan shall continue beyond such date with respect to a Participant to the extent that a contract is in place on July 1, 2005 to complete the sale of the Employer at which such Participant is then employed, in which case the Plan shall continue with respect to such Participant until the earlier to occur of: (1) the completion of the sale of such Employer or (2) the expiration or any other termination of such contract without the sale being completed. Termination of the Plan shall not modify the 12-month severance protection provided in Section 4.2.3, and such protection shall continue pursuant to its terms until the applicable 12-month period has expired. In addition, the termination of this Plan shall have no effect on any other severance protections provided pursuant to other severance programs maintained by an Employer or any affiliate.

        12.3    Employment Status.    Except as may be provided under any other written agreement between a Participant and his or her Employer, the employment of the Participant by his or her Employer is "at will," and may be terminated by either the Participant or the Employer at any time, subject to applicable law. Payments made under this Plan shall not give any person the right to any benefits provided to persons retained in an Employer's employ (such as, without limitation, health and dental benefits). Except as may otherwise be required by law or set forth specifically in such plans or as otherwise expressly provided in this Plan, such benefits shall terminate as of the date the Participant's employment by an Employer terminates.

        12.4    Beneficiaries.    Subject to the other provisions of this Section 12.4, the person or persons (including a trustee, personal representative or other fiduciary) last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death shall be the Participant's Beneficiary or Beneficiaries.

        No Beneficiary designation shall become effective until it is filed with the Committee, and no Beneficiary designation of someone other than a Participant's spouse shall be effective unless such designation is consented to by the Participant's spouse on a form provided by and in accordance with procedures established by the Committee or its delegate.

        If there is no Beneficiary designation in effect with respect to a Participant, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.

        Notwithstanding anything else herein to the contrary, in the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead be paid: (a) to that person's living parent(s) to act as custodian; (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent; or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

        12.5    Payments on Behalf of Persons Under Incapacity.    In the event that any amount becomes payable under this Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefor the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and all Employers.

        12.6    Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

        12.7    Severability.    In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Plan are not part of the provisions hereof and shall have no force and effect.

        12.8    Modification.    The Committee or the Board may from time to time amend this Plan in any way it determines to be advisable; provided, however, that no such amendment shall be effective without the consent of each affected Participant (or the Participant's legal representative). No provision of this Plan may be waived unless as to a Participant such waiver is agreed to in writing and signed by the Participant (or the Participant's legal representative) and by an authorized member of the Committee (or the Board) or its designee or legal representative.

        12.9    Notice.    For purposes of this Plan, notices, including Notice of Termination, and all other communications provided for in this Plan shall be in writing and shall be deemed to have been duly given when delivered or on the date stamped as received by a recognized international courier (such as FedEx) postage and mailing fee prepaid and addressed: (a) if to the Participant, to his or her latest address as reflected on the records of the Company or his or her Employer, and (b) if to an Employer, to the attention of the Company's Corporate Secretary at the address of the Company's principal executive offices; or to such other address as either party may furnish to the other in writing for the delivery of notices to that party, with specific reference to this Plan and the importance of the notice, except that a notice of change of address shall be effective only upon receipt by the other party.

        12.10    Applicable Law.    To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to this Plan. Any statutory reference in this Plan shall also be deemed to refer to all applicable final rules and final regulations promulgated under or with respect to the referenced statutory provision.

        12.11    WARN Act.    Benefits payable under this Plan are intended to satisfy, where applicable, any Company or other Employer's obligations under the Federal Worker Adjustment and Retraining Notification Act and any similar obligations that the Company or any other Employer may have under any successor or other severance pay statute.

        12.12    No Sale Obligation.    Notwithstanding anything else contained herein or in any Participation Agreement or other agreement related to the Plan to the contrary, the Company and its subsidiaries have no obligation to close, negotiate or otherwise pursue any sale or other disposition of all or substantially all of BV or any component thereof. The existence of the Plan, the Participation Agreements, and the conditional rights of Participants under the Plan shall not limit, affect or restrict in any way the right or power of the Company or any of its subsidiaries to make or authorize (or to refrain from making or authorizing, as the case may be): (a) any adjustment, recapitalization, reorganization or other change in capital structure or business; (b) any merger, amalgamation, consolidation or change in ownership; (c) any dissolution or liquidation; (d) any sale or transfer of assets or business; or (e) any other corporate act or proceeding by the entity.

        IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan as of the date first set forth above.

EDISON MISSION ENERGY

EXHIBIT A

Edison Mission Energy
International Revenue Base

Project	Country	2003 Revenues from Consolidated Subsidiaries	EME Ownership Interest	EME Share of Revenues	2003 Revenues of Unconsolidated Subsidiaries	EME Ownership Interest	EME Share of Revenues	2003 Revenue Base	Percentage of International Revenue Base
Europe
First Hydro	United Kingdom	$367,633,000	100%	$367,633,000	$—		$—	$367,633,000	20%
Derwent	United Kingdom	—		—	106,316,000	33%	35,084,280	35,084,280	2%
ISAB	Italy	—		—	480,685,000	49%	235,535,650	235,535,650	13%
Italian Wind	Italy	—		—	83,234,000	50%	41,617,000	41,617,000	2%
Doga	Turkey	123,956,000	80%	99,164,800			—	99,164,800	5%
Spanish Hydro	Spain	22,739,000	95%	21,706,000			—	21,706,000	1%

		514,328,000		488,503,800	670,235,000		312,236,930	800,740,730	44%

Asia
Paiton	Indonesia	—			485,018,000	40%	194,007,200	194,007,200	11%
PT Momi	Indonesia	17,994,000	100%	17,994,000			—	17,994,000	1%
PT Adro	Indonesia	—		—	—	8%	—	—
CBK	Philippines	1,424,000	100%	1,424,000	65,625,000	50%	32,812,500	34,236,500	2%
TECO	Thailand	—		—	214,119,000	25%	53,529,750	53,529,750	3%

		19,418,000		19,418,000	764,762,000		280,349,450	299,767,450	16%

Australia
Loy Yang B	Australia	178,531,000	100%	178,531,000			—	178,531,000	10%
Valley Power	Australia	16,250,000	80%	13,065,000			—	13,065,000	1%
Kwinana	Australia	38,914,000	70%	27,239,800			—	27,239,800	1%

		233,695,000		218,835,800	—		—	218,835,800	12%

New Zealand
Contact Energy	New Zealand	755,524,000	51%	385,317,240			—	385,317,240	21%

		755,524,000		385,317,240	—		—	385,317,240	21%

Americas
Eco Electrica	Puerto Rico	—		—	234,896,000	50%	117,448,000	117,448,000	6%

		—		—	234,896,000		117,448,000	117,448,000	6%

Non Project

Total		$1,522,965,000		$1,112,074,840	$1,669,893,000		$710,034,380	$1,822,109,220	100%

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EDISON MISSION ENERGY BV SALE SEVERANCE PLAN
TABLE OF CONTENTS
EDISON MISSION ENERGY BV SALE SEVERANCE PLAN
ARTICLE 1 ESTABLISHMENT, TERM, AND PURPOSE
ARTICLE 2 DEFINITIONS
ARTICLE 3 PARTICIPATION
ARTICLE 4 SEVERANCE BENEFITS
ARTICLE 5 TAXES
ARTICLE 6 EXCISE TAX GROSS-UP
ARTICLE 7 PAYMENT OBLIGATIONS
ARTICLE 8 RESOLUTION OF DISPUTES
ARTICLE 9 RESOLUTION OF DISPUTES—ARBITRATION
ARTICLE 10 SUCCESSORS AND ASSIGNMENT
ARTICLE 11 ADMINISTRATION OF THE PLAN
ARTICLE 12 MISCELLANEOUS
EXHIBIT A